NSAR ATTACHMENT ITEM 77c
Matters Submitted to a Vote of Security Holders

REPORT OF THE FUND’S SPECIAL SHAREHOLDER MEETING

A Special Meeting of Shareholders of the Mairs and Power Balanced Fund, Inc. took place on December 16, 2011, to approve the reorganization of the Fund into a newly formed series of the Mairs and Power Funds Trust, to approve revisions to the Fund’s fundamental and nonfundamental investment restrictions and to approve the election of the Board of Directors of the Trust. All Fund shareholders of record at the close of business on October 20, 2011 were entitled to vote. As of the record date, the Fund had 2,949,197 shares outstanding.

Proposal	In Favor	%	Against	%	Abstain	%
To approve the proposed Agreement and Plan of Reorganization	1,660,187	96	45,336	3	12,432	1
To revise the policy regarding issuer diversification	1,651,930	96	55,487	3	10,538	1
To eliminate the policy regarding purchases of securities of other investment companies	1,634,479	95	72,782	4	10,693	1
To revise the policy regarding industry concentration	1,638,243	95	70,087	4	9,624	1
To revise the policy regarding investments in real estate	1,518,564	88	189,366	11	10,025	1
To eliminate the policy regarding the use of put and call options	1,516,824	88	188,400	11	12,731	1
To revise the policy regarding the making of loans by the Funds	1,502,543	87	198,717	12	16,693	1
To eliminate the policy regarding the purchase of securities on margin or short sales	1,504,372	87	199,165	12	14,417	1
To revise the policy regarding borrowing by the Funds	1,505,546	87	199,273	12	13,134	1
To eliminate the policy regarding pledges by the Funds	1,495,419	87	208,684	12	13,850	1
To eliminate the policy regarding Fund participation in joint trading accounts	1,502,739	87	203,491	12	11,722	1
To eliminate the policy regarding investing for the purpose of control	1,523,625	88	184,165	11	10,166	1
To revise the policies regarding acting as an underwriter	1,647,381	96	59,566	3	11,005	1
To eliminate the policy regarding the purchase of securities also owned by certain related persons	1,512,846	88	192,330	11	12,777	1
To revise the policy regarding investments in commodities	1,528,625	89	176,307	10	13,024	1
To elect Norbert J. Conzemius (Independent Director)	2,155,918	97	43,052	2	17,305	1
To elect Mary Schmid Daugherty (Independent Director)	2,165,115	97	34,648	2	16,512	1
To elect Bert J. McKasy (Independent Director)	2,155,371	97	44,339	2	16,564	1
To elect Charles Osborne (Independent Director)	2,161,481	97	37,031	2	17,763	1
To elect William B. Frels (Interest Director)	2,171,588	98	30,785	1	13,902	1